Press Contact:
Donna M. Murno
Inso Corporation
617/753-6788 (Telephone)
617/753-6665 (Fax)
dmurno@inso.com

FOR IMMEDIATE RELEASE

Inso Corporation Announces Resignation of CFO Betty J. Savage

BOSTON, April 29, 1999- Inso Corporation (NASDAQ:INSO) today announced that Betty J. Savage has resigned from her position as Vice President, Chief Financial Officer and Treasurer. Ms.Savage will remain with Inso to assist the Company during a transitional period of hiring a new Chief Financial Officer.

Ms. Savage, who has been with Inso since its inception in 1994, is leaving Inso to consider opportunities presented by other companies. Prior to joining Inso, Ms. Savage was employed with Ernst & Young LLP for more than fourteen years.

"I've known Betty and worked closely with her for many years," said Stephen O. Jaeger, Inso Chairman and Chief Executive Officer. "Betty has made a tremendous contribution to Inso during her tenure. She played an important role in Inso's initial public offering and two subsequent stock offerings. She oversaw the financial activities of more than 25 subsidiaries, both foreign and domestic. Betty also played a key role in the Company's 13 acquisitions, as well as the selling of our lingquistic software business in early 1998. We are grateful to Betty for devoting long hours and hard work to completing the recent year-end audit before deciding to leave Inso and appreciate her dedication and loyatly to the Company throughout the years. We will miss her and wish her luck in her future endeavors."

Inso Corporation is a leading provider of tools for management, exchange and dynamic delivery of critical business information. Inso's award-winning technology enables large corporations to manage, exchange and publish all types of information, from the simplest memo to the most complex multimedia document. For more information, visit the Inso Web site at http://www.inso.com.

Inso and the Inso logo are trademarks or registered trademarks of Inso Corporation in the United States and/or other countries. All other company, product or service names are trademarks or registered trademarks of their respective holders.